                                                                    Exhibit 99.1


Contact:  Maryellen T. Thielen, 312/930-3467
          William Burks, 312/930-3446
          news@cme.com

CHICAGO, Nov. 14, 2000--The attached communication reporting on the results of operations of Chicago Mercantile Exchange and its subsidiaries for the nine months ended September 30, 2000, was distributed to CME shareholders today.

--------------------------------------------------------------------------------

                       Chicago Mercantile Exchange Inc.

                               November 14, 2000


Dear Shareholder:

The following is a report on the results of operations of Chicago Mercantile Exchange and its subsidiaries for the nine months ended September 30, 2000, compared to the same period in 1999. Selected Consolidated Financial Data is also attached for your review. A net loss of $10.6 million was incurred during the nine months ended September 30, 2000, compared to net income of $5.8 million for the nine months ended September 30, 1999. These financial results reflect the fact that 2000 has been a transition year for the Exchange, and that we have been making substantial technology investments in order to capitalize on growth opportunities. Although operating expenses have increased, our working capital position remains strong at $62.7 million, versus $66.8 million at December 31, 1999.

As you know, the demutualization plan that was overwhelmingly approved by you anticipated the creation of a senior management team capable of transitioning the Exchange from a mutual organization to a for-profit company, Chicago Mercantile Exchange Inc. To accomplish this, throughout the course of the year, we recruited and retained a new senior management team, and several senior management personnel departed. These actions resulted in significant non-recurring expenses.

In addition, we have made significant strategic technology investments over the past two years. These investments are necessary in order to capitalize on the rapid growth in electronic trading associated with our highly successful E-mini S&P 500(R) contracts and our E-mini Nasdaq 100(R) contracts. Our year-to-date growth rate in GLOBEX(R)/2/ trading volume was 104 percent. Additionally, the number of GLOBEX/2/ terminals has increased 43 percent from September 30, 1999 to September 30, 2000, again underscoring the demand for our products.

November 14, 2000
Page 2


As we go forward, we will continue to promote growth and shareholder value by opening access to our markets, further improving our electronic and open outcry platforms, and bringing innovative new products to market. We will also continue to establish ourselves as a successful provider of clearing and settlement services to emerging business-to-business (B2B) exchanges and marketplaces. Finally, we intend to continue the process, begun earlier this year, of reducing expenses and rationalizing our fee structure. We expect to begin implementing the results of our long-term pricing review effective January 2001.

Revenues
--------

Total revenues decreased slightly to $159.4 million from $160.0 million. Clearing and transaction fee revenue increased by $0.1 million as trading volume increased 9.2%. Clearing fees charged for the E-mini S&P 500 and the E-mini Nasdaq 100 contracts are lower than those charged for our other equity contracts; therefore, the increases in volume during this period did not create corresponding increases in clearing and transaction fee revenues. Quotation data fees decreased to $27.5 million from $32.0 million as a result of a marketing effort to expand our retail customer base by reducing fees to non-professional subscribers. While quotation revenue decreased, the total number of professional and non-professional subscribers increased 26% from September 30, 1999. Communication revenue increased $0.9 million, as a result of rate increases to users of the Exchange's telecommunication system. Other operating revenue increased to $10.2 million from $7.4 million due primarily to a $1.7 million increase in trading gains in GFX and a $1.0 million increase in GLOBEX/2/ terminal charges.

Expenses
--------

Excluding approximately $10.0 million of one-time expenses, total operating expenses increased by $16.8 million from $149.1 million to $175.9 million.
There were two primary factors for this increase. First, as mentioned above, we incurred expenses related to reorganization of the management team which include both new hires and several departures. Salaries and benefits increased 22.9% or $13.7 million. In January 2000, the Exchange entered into an employment agreement with James J. McNulty, the Exchange's President & CEO. The agreement provided for a $2.0 million sign-on bonus and options that vest over a four year period, the value of which is tied to any increase in the value of the Exchange. The expense related to the appreciation of the granted options plan totaled $2.1 million during the first nine months of 2000. In addition, three executives with employment contracts resigned during the first quarter of 2000. Payments required by these contracts, a rise in overall compensation levels for employees, and the corresponding impact on employment taxes and employee benefit costs account for the remainder of the increases.

Second, communication and computer and software maintenance costs of $31.2 million increased by $11.6 million. Depreciation and amortization increased by $7.2 million due

November 14, 2000
Page 3



to software and computer equipment purchases, as well as capitalized software development costs. Ongoing technology investments, combined with policy changes to open access to our markets, are key elements of our strategy to increase trading volume.

Additionally, occupancy costs increased $0.9 million primarily due to higher utility costs. Professional fees, outside services and licenses decreased by $7.2 million, resulting primarily from a $5.0 million decrease in expenditures for technology consultants on major technology initiatives completed in 1999. Public relations and promotion costs decreased by $0.9 million due primarily to the elimination or reduction of certain trading incentive programs offered by the Exchange. Other operating expenses increased by $1.4 million as a result of a $2.7 million write-off of certain capitalized software development costs for internally developed software that will not be used as intended. Partially offsetting this increase were decreases in travel and other operating expenses.

P-M-T Limited Partnership
-------------------------

The limited partners' interest in the earnings of P-M-T Limited Partnership was relatively constant. Increased revenue of GFX, which flows to the P-M-T Limited Partnership, was offset by higher systems costs associated with P-M-T operations.

Additional Information
----------------------

As a publicly registered company, we will issue quarterly earnings reports and file 10-Q statements with the Securities and Exchange Commission. For the twelve months ending December 31, 2000, we will file our first 10-K as Chicago Mercantile Exchange Inc. Future earnings releases will be available on our Web site at www.cme.com. Our SEC filings will also be available at www.freeedgar.com.

                                   Sincerely,

Scott Gordon                            Jim McNulty
Chairman                                President and Chief Executive Officer



Forward Looking and Cautionary Statements and Factors That May Affect Future
Results:

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Except for the historical information and discussions contained herein, statements contained in this letter may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Exchange has tried, wherever possible, to identify such statements by using words such as "anticipate", "believe", "expects", and other words and terms similar in nature with any discussion of future operating or financial performance. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the decision to operate both pit-based, open outcry trading systems and electronic systems, competitive pressures, adverse political and economic conditions, failure to retain or attract key personnel, and other risks, uncertainties and factors discussed in the Exchange's other filings with the Securities and Exchange Commission and in materials incorporated therein by reference.

November 14, 2000
Page 4

                 CHICAGO MERCANTILE EXCHANGE AND SUBSIDIARIES
                     SELECTED CONSOLIDATED FINANCIAL DATA
                                (In thousands)
                                  (unaudited)


BALANCE SHEET DATA:                        September 30, 2000    December 31, 1999
----------------------------------------------------------------------------------
ASSETS
Current assets                                       $675,831             $178,343
Property, net of accumulated
  depreciation and amortization                        82,482               93,531
Other assets                                           36,780               31,444
----------------------------------------------------------------------------------
Total assets                                         $795,093             $303,318
-------------------------------------------=======================================

LIABILITIES AND MEMBERS' EQUITY
Current liabilities                                  $613,094             $111,568
Limited Partners' interest in net
  assets of PMT Limited Partnership                     4,179                3,018
Long-term debt                                          5,896                8,132
Other liabilities                                      13,703               11,937
----------------------------------------------------------------------------------
Total liabilities                                     636,872              134,655
Members' equity                                       158,221              168,663
----------------------------------------------------------------------------------
Total liabilities and members' equity                $795,093             $303,318
-------------------------------------------=======================================

                                          Nine Months Ended    Three Months Ended
                                            September 30          September 30
INCOME STATEMENT DATA:                     2000       1999       2000       1999
----------------------------------------------------------------------------------
REVENUES
    Clearing and transaction fees        $107,971   $107,856   $ 32,282   $36,962
    Quotation data fees                    27,479     32,046      9,028    10,816
    Communication fees                      7,087      6,226      2,442     2,022
    Investment income                       6,680      6,436      2,296     1,826
    Other operating revenue                10,181      7,401      3,433     2,963
----------------------------------------------------------------------------------
    Total revenues                        159,398    159,965     49,481    54,589
EXPENSES                                  175,900    149,108     55,598    51,541
----------------------------------------------------------------------------------
Income (loss) from continuing
  operations before limited partners'
  interest in PMT and income taxes        (16,502)    10,857     (6,117)    3,048
Limited partners' interest in (earnings)
  loss of PMT Limited Partnership          (1,161)    (1,201)        21    (1,596)
Income tax (provision) benefit              7,065     (3,862)     2,438      (580)
----------------------------------------------------------------------------------
Net income (loss)                        $(10,598)   $ 5,794    $(3,658)  $   872
-----------------------------------------=========================================